Exhibit 99

Of the 6,923 shares of common stock shown in Column 2 of Table I:

1) Includes 3,593 shares held directly.

2) Includes time-vested restricted stock unit awards:
a. 196 shares that vest on Febrary 15, 2024.
b. 474 shares that vest on December 15, 2023.
c. 444 shares that vest in two equal installments over the two-year period beginning on February 15, 2024.
d. 675 shares that vest in three equal installments over the three-year period beginning on December 15, 2023.
e. 514 shares that vest in three equal installments over the three-year period beginning on February 15, 2024.
f. 1,027 shares that vest in four equal installments over the four-year period beginning on February 15, 2024.